EXECUTION VERSION

STOCKHOLDERS AGREEMENT
OF
TITLE365 HOLDING CO.
This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of June 30, 2021, is entered into by and among Title365 Holding Co., a California corporation (the “Company”), Blend Labs, Inc., a Delaware corporation (“Blend”), and Xome Holdings LLC., a Delaware limited liability company (“Mr. Cooper”).
RECITALS
WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of March 12, 2021 (as subsequently amended or modified, the “Purchase Agreement”), by and among the Company, Blend, Xome Holdings LLC, a Delaware limited liability company (the “Seller”), and, solely for purposes described therein, Mr. Cooper, (i) Blend will acquire from the Seller 90.1% of the issued and outstanding capital stock of the Company in the form of Class A Common Stock (the “Acquisition”), and (ii) Mr. Cooper will retain a 9.9% non-voting interest of the issued and outstanding capital stock of the Company, in the form of Class B Common Stock;
WHEREAS, in connection with the consummation of the Acquisition, the Company, Blend and Mr. Cooper are executing this Agreement; and
WHEREAS, the Parties desire to promote the interests of the Company and the mutual interests of the Holders by establishing herein certain terms and conditions upon which the Equity Securities will be held, including provisions restricting the transfer of such, and providing for other matters.
AGREEMENT
NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
Section 1.Certain Definitions.
(a)As used in this Agreement, the following terms shall have the meanings set forth below.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract, through the ownership of voting securities, as trustee or executor, or otherwise.
“Baseline Fair Market Value” means $49.5 million, plus an amount of interest for the period commencing on the date of this Agreement and ending on the date of the Call Closing or Put Closing, as applicable, calculated using an interest rate of 5% per annum (using a 365-day year, compounding annually and with interest for any partial year being calculated on the basis of the actual number of days elapsed).
“Blend Stockholders” means (i) Blend, (ii) any Affiliate of Blend that is issued any Shares after the date hereof and (iii) any subsequent transferee of the Shares held by the Persons listed in clause (i) or clause (ii) above.

US-DOCS\121242116.8

“Board” means the Board of Directors of the Company.
“Class A Common Stock” means the Class A common stock, no par value, of the Company.
“Class B Common Stock” means the Class B common stock, no par value, of the Company.
“Common Stock” means the Class A Common Stock and the Class B Common Stock.
“Company Charter” means the certificate of incorporation of the Company as amended from time to time.
“Company Constitutional Documents” means the Company Charter and the bylaws of the Company, as amended from time to time.
“Company Fair Market Value” means (i) EBITDA multiplied by (ii) the EBITDA Multiple.
“Company Sale” means the consummation of any transaction or series of related transactions pursuant to which Third Party Purchaser(s) acquire direct ownership of voting Equity Securities representing more than fifty percent (50%) of the aggregate voting power of the Equity Securities (or, if the Company is not the ultimate parent or surviving entity in such transaction or series of related transactions, the aggregate voting power of the equity securities of such ultimate parent or surviving entity) outstanding immediately after giving effect to such transaction or series of related transactions (whether such transaction(s) is effected by merger, consolidation, recapitalization, sale or transfer of the Company’s capital stock or otherwise).
“Company Sale Notice” means written notice by Blend to Mr. Cooper at least ten (10) business days prior to the date on which Blend Stockholders holding a majority of Equity Securities expect to consummate a Company Sale, which notice shall specify (i) the Equity Securities that the Third Party Purchaser(s) intend(s) to purchase in such Company Sale and (ii) the proposed amount and form of consideration (including the price per Share) and material terms and conditions of payment offered by the Third Party Purchaser(s) and a summary of all other material terms pertaining to the Transfer (collectively, the “Third Party Terms”).
“Convertible Securities” means any option, warrant, right or other security convertible into, or exercisable or exchangeable for, shares of capital stock of the Company or any other securities that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company.
“EBITDA” means (i) net income (including net income attributable to non-controlling interests) plus (ii) state and federal income taxes plus (iii) amortization and depreciation expense plus (iv) interest expense, including all capitalized interest recognized as a cost of sales during such period plus (v) write-off of impairment charges and other non-cash charges and expenses, determined in each case for the Company and its subsidiaries on a consolidated basis in accordance with GAAP for the twelve (12) full calendar months ending at the close of business on the last day of the calendar quarter ended immediately prior to the applicable date of determination.
“EBITDA Multiple” means 4.4.

“Equity Securities” means the outstanding equity interests of the Company, including the Shares or any other capital stock of the Company and any Convertible Securities.
“Fair Market Value” means the greater of (i) the product of (A) the Company Fair Market Value multiplied by (B) the Mr. Cooper Percentage Interest and (ii) the Baseline Fair Market Value.
“Financial Statements” means the consolidated balance sheet of the Company and its subsidiaries and the related consolidated statements of income, stockholders’ equity, and cash flows, prepared in accordance with GAAP.
“GAAP” means United States generally accepted accounting principles.
“Holders” means the Blend Stockholders and the Mr. Cooper Holders.
“Mr. Cooper Holders” means (i) Mr. Cooper, (ii) any Permitted Transferee of Mr. Cooper to which Equity Securities are Transferred and (iii) any Person to whom a Mr. Cooper Holder Transfers Equity Securities with the approval of the Blend Stockholders pursuant to Section 2 hereof.
“Mr. Cooper Percentage Interest” means the aggregate percentage of Common Stock beneficially owned by the Mr. Cooper Holders (assuming the conversion of all Equity Securities to Common Stock).
“Mr. Cooper Sale” means the consummation of any transaction or series of related transactions pursuant to which Third Party Purchaser(s) acquire direct or indirect ownership of voting equity securities representing more than fifty percent (50%) of the aggregate voting power of the issued and outstanding equity securities of Mr. Cooper (or, if Mr. Cooper is not the ultimate parent or surviving entity in such transaction or series of related transactions, then the aggregate voting power of the equity securities of such ultimate parent or surviving entity) outstanding immediately after giving effect to such transaction or series of related transactions (whether such transaction(s) is effected by merger, consolidation, recapitalization, sale or transfer of Mr. Cooper’s capital stock, or otherwise).
“Party” means any of the parties to this Agreement.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or other entity.
“Restrictive Covenant Agreement” means that certain Non-Competition and Non-Solicitation Agreement, dated as of June 30, 2021, by and among Xome Holdings LLC., Blend Labs, Inc. and Mr. Cooper Group Inc.
“Same Terms and Conditions” means, in connection with a Company Sale, the same price per Share and otherwise on the same terms and conditions; provided, however, that (i) any price paid for Convertible Securities will be subject to reduction for the applicable exercise, exchange or conversion price; (ii) the Blend Stockholders may receive, even if not offered to the Mr. Cooper Holders, rights to appoint members of the board of directors or similar governing body of the Third Party Purchaser(s) or any of its Affiliates, or any other governance rights (including board observer rights); (iii) no Mr. Cooper Holder shall be required to provide any representations, warranties or indemnities other than with respect to such Mr. Cooper Holder’s (A) ownership of, and title to, the applicable Shares, (B) organization, (C) authority, (D) conflicts or consents required to consummate the contemplated Transfer, (E) any other representation specifically made by such Mr. Cooper Holder concerning such Mr. Cooper Holder and (F)

breach of any covenant specifically made by such Mr. Cooper Holder (and, if then, only to the extent that the Blend Stockholders provide the same representations, warranties and indemnities for the Shares they hold); (iv) no Mr. Cooper Holder shall be required to enter into any non-competition covenant or similar restrictive obligation (other than customary covenants with respect to non-disclosure and non-use of confidential information and non-solicitation of Company employees no more restrictive in length and terms than those set forth in Section 8.08 of the Purchase Agreement and Section I.4 of the Restrictive Covenant Agreement, respectively) that would bind such Mr. Cooper Holder or any of its Affiliates; (v) any amounts payable to Mr. Cooper Holders in connection with any Company Sale for Mr. Cooper Interests shall be in the form of cash (with any cash being paid in immediately available funds, by wire transfer, to one or more account(s) designated by Mr. Cooper) (the foregoing clauses (iii), (iv) and (v), together, the “Mr. Cooper Conditions”); and (vii) if any portion of the consideration is placed in escrow or otherwise held back (other than for indemnification obligations of representations and warranties that Mr. Cooper is not liable for), the contribution to such escrow or holdback for each Share will be calculated on a pro rata basis based on allocation of proceeds. For the avoidance of doubt, Mr. Cooper shall not be bound by any provisions described in clauses (iii)(A) to (F) or (iv) without its prior review and written confirmation that such provisions comply with the restrictions contained herein (not to be unreasonably withheld, conditioned or delayed).
“Shares” means the shares of Common Stock currently issued and outstanding or that are hereafter issued and outstanding.
“Third Party Purchaser(s)” means one or more Persons or group of Persons, other than Blend, Mr. Cooper or their respective Affiliates.
“Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge, encumbrance or disposition of any Equity Security or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law; provided that any pledge, lien or other encumbrance of assets not limited to Equity Securities (and any related enforcement, foreclosure or transfer to a lender (or agent thereof) or counterparty in lieu of foreclosure or any arrangement or action having the effect of any of the foregoing) in connection with a bona fide financing arrangement (each a “Permitted Loan”) shall not be deemed a Transfer and no consent of any party hereto under Section 2 shall be required in connection with such pledge, lien or other encumbrance (and/or any related enforcement, foreclosure or transfer to a lender (or agent thereof) or counterparty in lieu of foreclosure or any arrangement or action having the effect of any of the foregoing).
(b)The following terms have the meaning set forth in the Sections set forth below:
Defined Terms    Location of Definition
    Acquisition    Recitals
Aggregate Call Purchase Price    Section 3(a)
Aggregate Put Purchase Price    Section 4(b)
Agreement    Preamble
Blend    Preamble
Bring-Along Notice    Section 5(b)
Bring-Along Right    Section 5(a)
Call Closing    Section 3(b)
Call Exercise Notice    Section 3(a)
Call Option    Section 3(a)
Call Option Designee    Section 3(a)
Company    Preamble

confidential information    Section 7(b)
Mr. Cooper    Preamble
Mr. Cooper Conditions    Section 1
Mr. Cooper Equity Interests    Section 3(a)
Mr. Cooper Holder    Section 2
Permitted Transferee    Section 6
Permitted Transfers    Section 6
Purchase Agreement    Recitals
Put Closing    Section 4(c)
Put Exercise Notice    Section 4(b)
Put Option    Section 4(b)
Third Party Terms    Section 1

Section 2.Restrictions on Transfer.
Except for (a) Transfers effected by the Mr. Cooper Holders pursuant to the exercise of the Call Option pursuant to Section 3 by Blend; (b) Transfers effected by the Mr. Cooper Holders pursuant to the exercise of the Put Option pursuant to Section 4; (c) Transfers effected by the Mr. Cooper Holders pursuant to the exercise of the Bring-Along Right pursuant to Section 5 by Blend; (d) Transfers effected by the Mr. Cooper Holders as the result of a Mr. Cooper Sale and (e) any Permitted Transfer (as defined below), no Mr. Cooper Holder shall Transfer any Equity Securities without the prior written approval of the Blend Stockholders. Any purported Transfer in violation of the provisions of this Section 2 shall be null and void and shall have no force or effect. It shall be a condition to any Permitted Transfer or any Transfer by any Mr. Cooper Holder approved by the Blend Stockholders that the transferee shall (i) agree to become a Party to this Agreement as a “Mr. Cooper Holder” and (ii) execute a signature page in the form attached as Exhibit A hereto acknowledging that such transferee agrees to be bound by the terms hereof.
Section 3.Call Option.
(a)The Parties agree and acknowledge that Blend (or one of its Affiliates as may be designated by Blend, the “Call Option Designee”) shall have the one-time right to purchase all (but not less than all) of the Equity Securities held by the Mr. Cooper Holders (the “Mr. Cooper Equity Interests”), free and clear of all liens and encumbrances (other than liens under applicable securities laws or this Agreement), and subject to the Mr. Cooper Conditions, by the delivery by the Call Option Designee of a written notice of exercise of such right (the “Call Exercise Notice”) to Mr. Cooper at any time after the date that is two years from the date of this Agreement (the “Call Option”) for an aggregate cash purchase price equal to the Fair Market Value (the “Aggregate Call Purchase Price”), with any such cash being paid in immediately available funds, by wire transfer, to one or more account(s) designated by Mr. Cooper.
(b)Following the delivery of the Call Exercise Notice, Blend, the Call Option Designee and Mr. Cooper shall use commercially reasonable efforts to secure any governmental authorization required, to comply as soon as reasonably practicable with all applicable laws and to take all such other actions and to execute such additional documents (including an instrument of transfer which includes a general mutual release of claims with respect to Mr. Cooper’s ownership interest in the Company, other than for actual fraud or the parties rights under such instrument of transfer) as Blend or the Call Option Designee determines in good faith (after consultation with Mr. Cooper) are reasonably necessary or appropriate in connection therewith and to consummate the Call Option; provided that in connection with obtaining any required governmental authorization, neither Blend nor Mr. Cooper shall be required to otherwise take or commit to take any actions that would limit the freedom of Blend, Mr. Cooper or any of their respective subsidiaries or Affiliates, with respect to, or its ability to retain or operate, its businesses or assets. At the consummation of the purchase and sale of the Mr. Cooper Equity Interests pursuant to the Call Option (the “Call Closing”), (i) the Call Option Designee shall promptly pay to each Mr. Cooper Holder (in immediately available funds, by wire transfer, to one or more account(s) designated by Mr. Cooper) its respective pro rata portion (based on the number of Mr. Cooper Equity Interests sold by such Mr. Cooper Holder at the Call Closing relative to the aggregate Mr. Cooper Equity Interests sold at the Call Closing) of the Aggregate Call Purchase Price, and (ii) each Mr. Cooper Holder shall transfer to the Call Option Designee the Mr. Cooper Equity Interests held by such Mr. Cooper Holder, free and clear of all liens and encumbrances (other than liens under applicable securities laws or this Agreement). Unless otherwise mutually agreed and subject to any required governmental authorizations, the Call Closing shall be consummated no later than thirty (30) days following the Call Option Designee’s delivery of written notice to Mr. Cooper of its exercise of the Call Option.
Section 4.Put Option.
(a)If Blend Stockholders holding a majority of Equity Securities propose to enter into an agreement for a Company Sale, Blend shall provide the Company Sale Notice to Mr. Cooper.
(b)The Parties agree and acknowledge that Mr. Cooper shall have the one-time right to sell all (but not less than all) of the Mr. Cooper Equity Interests, free and clear of all liens and encumbrances (other than liens under applicable securities laws or this Agreement), and subject to the Mr. Cooper Conditions, by the delivery by Mr. Cooper of a written notice of exercise of such right (the “Put Exercise Notice”) to Blend, or one of Blend’s Affiliates as Blend so designates, (i) at any time after the date that is five (5) years from the date of this Agreement or (ii) within fifteen (15) business days of receiving a Company Sale Notice (the “Put Option”). The Mr. Cooper Equity Interests purchased pursuant to this Section 4(b) shall be purchased for an aggregate cash purchase price equal to (i) the Fair Market Value or (ii) if such Put Option was exercised in connection with receipt of a Company Sale Notice, on the Same Terms and Conditions as such proposed Transfer by the Blend Stockholders in connection with the Company Sale ((i) or (ii), as applicable, the “Aggregate Put Purchase Price”).
(c)Following the delivery of the Put Exercise Notice, Blend and Mr. Cooper shall use commercially reasonable efforts to secure any governmental authorization required, to comply as soon as reasonably practicable with all applicable laws and to take all such other actions and to execute such additional documents as Mr. Cooper and Blend mutually agree are reasonably necessary or appropriate in connection therewith and to consummate the Put Option; provided that in connection with obtaining any required governmental authorization, neither Blend nor Mr. Cooper shall be required to otherwise take or commit to take any actions that would limit the freedom of Blend, Mr. Cooper or any of their respective subsidiaries or Affiliates, with respect to, or its ability to retain or operate, its businesses or assets. At the consummation of the purchase and sale of the Mr. Cooper Equity Interests pursuant to the Put Option (the “Put Closing”), (i) Blend, or one of Blend’s Affiliates as it so designates, shall promptly pay to each Mr. Cooper Holder (in immediately available funds, by wire transfer, to one or more account(s) designated by Mr. Cooper) (A) its respective pro rata portion (based on the number of Mr. Cooper Equity Interests sold by such Mr. Cooper Holder at the Put Closing relative to the aggregate Mr. Cooper Equity Interests sold at the Put Closing) of the Aggregate Put Purchase Price minus (B) such Mr. Cooper Holder’s pro rata portion of (x) any costs to be paid in connection with such sale in accordance with Section 4(d) below, if applicable, and (y) any such consideration to be placed in escrow or otherwise held back in accordance with the Third Party Terms, if applicable, and (ii) each Mr. Cooper Holder shall transfer to Blend the Mr. Cooper Equity Interests held by such Mr. Cooper Holder, free and clear of all liens and encumbrances (other than liens under applicable securities laws or this Agreement). Unless otherwise agreed by Mr. Cooper and subject to any required governmental authorizations, the Put Closing shall be consummated no later than ninety (90) days following Mr. Cooper’s delivery of written notice to Blend of its exercise of the Put Option; provided that if the Put Option is exercised in connection with the receipt of a Company Sale Notice, the Put Closing shall occur substantially contemporaneously with the closing of the related Company Sale and Blend shall not consummate such Company Sale prior to the consummation of the Put Closing.
(d)Each Mr. Cooper Holder shall bear its pro rata share (determined based on proceeds in connection with such transaction) of the costs of any Company Sale or other transaction (pursuant to this Agreement or otherwise) in which any Mr. Cooper Holder sells Equity Securities.
Section 5.Bring-Along Right.
(a)If Blend Stockholders holding a majority of Equity Securities propose to enter into an agreement for a Company Sale, then such Blend Stockholders shall have the right (a “Bring-Along Right”), but not the obligation, to require each Mr. Cooper Holder to sell to the Third Party Purchaser(s), on the Same Terms and Conditions as apply to the Blend Stockholders exercising their Bring-Along Right, all, but not less than all, of the Mr. Cooper Equity Interests.
(b)The Blend Stockholders exercising their Bring-Along Right under this Section 5 shall deliver a written notice (the “Bring-Along Notice”) to each Mr. Cooper Holder. The Bring-Along Notice shall set forth the Third Party Terms. The Bring-Along Notice shall be given at least ten (10) business days before the closing of the proposed Company Sale.
(c)Upon a Mr. Cooper Holder’s receipt of a Bring-Along Notice, such Mr. Cooper Holder shall be obligated to sell all of such holder’s Equity Securities on the Third Party Terms that do not conflict with the Mr. Cooper Conditions.
(d)At or promptly following the closing of the Company Sale pursuant to this Section 5, the Third Party Purchaser(s) or Blend shall remit to each Mr. Cooper Holder (i) the consideration for the total sales price of the Equity Securities held by such Mr. Cooper Holder sold pursuant hereto (which, in the case of any Convertible Securities, shall be net of the exercise price thereof), minus (ii) such Mr. Cooper Holder’s pro rata portion of (x) any costs to be paid in connection with such Company Sale in accordance with Section 4(d) above and (y) any such consideration to be placed in escrow or otherwise held back in accordance with the Third Party Terms, against transfer of such Equity Securities, free and clear of all liens and encumbrances (other than liens under applicable securities laws or this Agreement), by delivery by such Mr. Cooper Holder of (A) certificates for the Shares (if certificated) subject to the Bring-Along Right, duly endorsed for Transfer or with duly executed stock powers reasonably acceptable to the Company and such Third Party Purchaser(s), and/or (B) an instrument evidencing the Transfer or the cancellation of any Convertible Securities subject to the Bring-Along Right reasonably acceptable to the Company and such Third Party Purchaser(s), and the compliance by such Mr. Cooper Holder, subject to the Mr. Cooper Conditions, with any other conditions to closing or payment of the consideration generally applicable to the Blend Stockholders and all Mr. Cooper Holders selling Equity Securities in such transaction. In the event that the proposed Company Sale is not consummated, the Bring-Along Right shall continue to be applicable to any proposed subsequent Company Sale by the Blend Stockholders pursuant to this Section 5.
(e)In the event that the Blend Stockholders exercise their Bring-Along Right pursuant to and in accordance with this Section 5, each Mr. Cooper Holder shall raise no objections against such transaction, and each Mr. Cooper Holder shall use commercially reasonable efforts to take all actions that the Board and/or the applicable Blend Stockholders reasonably deem necessary or desirable in connection with the consummation of such transaction; provided that the acquisition of the Equity Securities held by each Mr. Cooper Holder in connection with such transaction and any ancillary agreements entered into with respect thereto shall be on the Same Terms and Conditions as the acquisition of the Equity Securities held by the Blend Stockholders in connection with such transaction. Without limiting the generality of the foregoing, each Mr. Cooper Holder agrees that he, she or it shall, subject to the Mr. Cooper Conditions, (i) consent to and raise no objections against such transaction; (ii) execute any purchase agreement, merger agreement or other agreement in connection with such transaction setting forth the terms and conditions of such transaction and any ancillary agreement with respect thereto; and (iii) refrain from the exercise of appraisal, dissenters, or similar rights with respect to such transaction.
Section 6.Permitted Transfers.
Notwithstanding anything herein to the contrary, the restrictions set forth in the first sentence of Section 2 shall not apply to any Transfer of Equity Securities by a Holder to an Affiliate of such Holder (a “Permitted Transfer”); provided that (a) in the case of any such Transfer by a Mr. Cooper Holder, such Transfer is effected in compliance with all of the provisions of Section 2 hereof (other than the restrictions contained in the first sentence of Section 2 hereof), (b) in the case of any such Transfer by a Blend Stockholder, the transferee has agreed to become a Party to this Agreement as a “Blend Stockholder” by executing a signature page in the form attached as Exhibit A hereto acknowledging that such transferee agrees to be bound by the terms hereof and (c) if, following such a Transfer, such Permitted Transferee ceases to be an Affiliate of the relevant initial transferor, it shall immediately Transfer back its Shares to the initial transferor and cease to benefit from its rights under this Agreement. The recipient of any Shares pursuant to the foregoing shall be referred to herein as a “Permitted Transferee”; the recipient of a Permitted Transfer from (i) a Mr. Cooper Holder shall be deemed an “Mr. Cooper Holder” for all purposes of this Agreement and (ii) a Blend Stockholder shall be deemed a “Blend Stockholder” for all purposes of this Agreement.
Section 7.Information Rights.
(a)(i) For so long as Mr. Cooper holds Equity Securities, the Company shall, and shall cause its subsidiaries to provide Mr. Cooper with the following (which in any event shall not diminish from any information rights that are mandatory according to any applicable law):
A.as soon as reasonably practicable and in any event within ninety (90) days after the end of each fiscal year, an audited consolidated balance sheet of Blend and its subsidiaries and the related audited consolidated statements of income, stockholders’ equity, and cash flows, prepared in accordance with GAAP;
B.as soon as reasonably practicable and in any event within ninety (90) days after the end of each fiscal year, unaudited annual Financial Statements;
C.as soon as reasonably practicable and in any event within forty-five (45) days after the end of any calendar quarter in a calendar year, unaudited quarterly Financial Statements; and
D.as soon as reasonably practicable and in any event within thirty (30) days after the end of each calendar month, unaudited consolidated summary financial information (in form and substance substantially consistent with the monthly information presented to the executive management team of Blend) for the Company and its subsidiaries for such calendar month;

E.such other information on such timely basis as reasonably requested to satisfy GAAP requirements or needs of Mr. Cooper Holders or to file Mr. Cooper Holder’s tax returns in accordance with applicable laws.
(i)The Company shall (x) permit Mr. Cooper and its representatives to contact the Company’s accountants, auditors and employees, and the Company shall, and shall use its commercially reasonable efforts to cause such accountants, auditors and employees to, discuss, cooperate and provide information reasonably requested by Mr. Cooper or its representatives, in order for Mr. Cooper to prepare financial statements of Mr. Cooper that meet the requirements of Regulation S-X promulgated under the Securities Act of 1933; provided that such discussions, cooperation and provision shall be at the sole cost and expense of Mr. Cooper and shall not unreasonably interfere with the normal operations of the Company, and (y) grant Mr. Cooper reasonable opportunity to discuss with management the business operations of the Company and its subsidiaries.
(b)From and after the date of this Agreement, Mr. Cooper shall not directly or indirectly, disclose, reveal, divulge, use (other than to monitor its investment in the Company) or communicate to any Person other than its accountants or counsel on a need to know basis any confidential information of the Company, the Company’s subsidiaries or their respective businesses obtained pursuant to this Section 7 or otherwise, unless required to disclose by judicial or administrative process or by other requirements of law, governmental authorities, self-regulatory organization or stock exchanges; provided, however, that in the event disclosure is required by applicable law, rule or regulation, Mr. Cooper shall take reasonable steps to minimize the extent of any such required disclosure and, to the extent legally permissible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order, at the Company’s sole expense. For purposes of this Section 7, “confidential information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
Section 8.Certain Actions.
During the term of this Agreement, Blend shall use commercially reasonable efforts, and shall cause its subsidiaries to use commercially reasonable efforts to, conduct all of its and their title services business through the Company and its subsidiaries. Without obtaining the prior written consent of Mr. Cooper, the Company shall not, whether by merger, consolidation, amendment or otherwise (nor enter into any commitment to):
(a)amend or modify the Company Constitutional Documents in any manner that would reasonably be expected to adversely affect the rights of the Mr. Cooper Holders with respect to their Common Stock in a manner that is different from the effect that such amendment or modification would have on the Blend Stockholders with respect to their Common Stock.
(b)issue any additional Equity Securities to (i) any unaffiliated third party in exchange for consideration based on an implied enterprise valuation of the Company that is less than the Company Fair Market Value or (ii) to Blend or any of its Affiliates;
(c)take any action intended to (x) divert revenue or title services business from the Company to Blend or its subsidiaries (other than the Company or its subsidiaries) or (y) shift the costs of the operation of Blend or any of its Affiliates (other than the Company or its subsidiaries) to the Company or its subsidiaries;

(d)voluntarily dissolve, liquidate, enter into bankruptcy, or wind up the Company;
(e)make any non-pro rata dividend or distribution of cash or other assets of the Company in respect of Shares (except in connection with a Put Option, Call Option or Company Sale); or
(f)redeem, purchase or otherwise acquire (directly or indirectly) any Shares in a non-pro rata manner (except in connection with a Put Option or Call Option).
Section 9.Termination.
This Agreement, and the respective rights and obligations of the Parties, shall terminate upon the earlier of (a) the execution of a written agreement to terminate this Agreement by (i) the Blend Stockholders holding a majority of the Shares then held by all Blend Stockholders and (ii) the Mr. Cooper Holders holding a majority of the Shares then held by all Mr. Cooper Holders, and (b) the date on which all Mr. Cooper Holders cease to own any Equity Securities upon (i) the consummation of a Call Option pursuant to Section 3, (ii) the consummation of a Put Option pursuant to Section 4 or (iii) the consummation of a Company Sale; provided that termination of this Agreement shall not relieve any person from any liability for any breach by such person of this Agreement prior to such termination. Notwithstanding the foregoing, the rights and obligations of each Holder under this Agreement shall terminate at such time as such Holder no longer holds any Equity Securities.
Section 10.Miscellaneous.
(a)Legends. Each physical certificate representing the securities issued by the Company and held by a Holder will bear the following legend (or one to substantially similar effect):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OTHER MATTERS AS SET FORTH IN THE STOCKHOLDERS AGREEMENT OF THE COMPANY, DATED AS OF JUNE 30, 2021, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY.”
(b)Successors, Assigns and Transferees. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, legatees, successors and assigns and any other transferee and shall also apply to any Equity Securities acquired by a Holder after the date hereof.
(c)Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the conflict or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

(d)Specific Performance; Submission to Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a state or federal court sitting in San Francisco, California, this being in addition to any other remedy to which such Party is entitled at law or in equity. In addition, each Party (i) consents to submit itself to the personal jurisdiction of the federal and state courts located in San Francisco, California in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; (iii) agrees that he, she or it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal or state courts located in San Francisco, CA; and (iv) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 10(f). Each Party hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10(f) shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party waives any right to a trial by jury in any such suit or proceeding.
(e)Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(f)Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by email, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10(f)).
(i)if to Blend or the Company:
c/o Blend Labs, Inc.
415 Kearny St.
San Francisco, CA 94108
Attention: Legal
Email: legal@blend.com
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
885 Third Avenue
140 Scott Drive
Menlo Park, CA 94025
Attention: Tad Freese
     Mark Bekheit
Email: tad.freese@lw.com
mark.bekheit@lw.com

(ii)if to Mr. Cooper:
Xome Holdings LLC
750 Hwy 121 Bypass, Suite100

Lewisville, TX 75067
Attention: Eldridge Burns
Email: eldridge.burns@mrcooper.com

with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: David E. Shapiro
     Mark F. Veblen
Email:      DEShapiro@wlrk.com
     MFVeblen@wlrk.com

(g)Recapitalization, Exchange, Etc. Affecting the Company’s Capital Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all Equity Securities that may be issued in respect of, in exchange for, or in substitution of Equity Securities held by the Holders as of the date of this Agreement (whether by merger, consolidation, sale of assets or otherwise), and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.
(h)Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
(i)Attorney’s Fees. In the event of any litigation or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the Parties, the prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and expenses in addition to any other available remedy.
(j)Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.
(k)Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company, (ii) the Blend Stockholders and (iii) the Mr. Cooper Holders.
(l)Tax Withholding. The Company shall be entitled to deduct and withhold any amounts required by law with respect to the issuance, vesting, exercise, purchase, repurchase, redemption or cancellation of, or with respect to dividends or other distributions on, or otherwise in respect of, any Equity Securities. If requested by the Company, each Holder shall provide the Company with a duly executed Internal Revenue Service Form W-8 or W-9, as applicable.
(m)Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have hereby executed this Stockholders Agreement as of the date first above written.

TITLE365 HOLDING CO.

By:    /s/ Kristen Estrella
Name: Kristen Estrella
    Title: President

[Signature Page to Stockholders Agreement]

BLEND LABS, INC.

By:    /s/ Marc Greenberg
Name: Marc Greenberg
    Title: Chief Financial Officer

[Signature Page to Stockholders Agreement]

XOME HOLDINGS LLC

By:    /s/ Ethan Elzen
Name: Ethan Elzen
    Title: Chief Financial Officer
[Signature Page to Stockholders Agreement]

EXHIBIT A
SIGNATURE PAGE
TO
STOCKHOLDERS AGREEMENT
By execution of this signature page, [Name] hereby agrees to become a Party to, and to be bound by the obligations of, and receive the benefits of, that certain Stockholders Agreement, dated as of [_____], 2021, by and among Title365 Holding Co., a California corporation, Blend Labs, Inc., a Delaware corporation, Mr. Cooper Group Inc., a Delaware corporation, and certain other Parties named therein, as amended from time to time thereafter, as a [“Mr. Cooper Holder”]/[“Blend Stockholder”] under such agreement.
By:
Name:
Title:
Date:

Notice Address:

Accepted:
Title365 Holding Co.

By:
    Name:
    Title: